STOCK PURCHASE AGREEMENT


         THIS AGREEMENT made this 5th day of May, 1995 by and among Jeanette Waserstein, an individual residing at 740 71st Street, Miami, Florida 33141 individually and collectively hereinafter referred to as "Sellers") of National-Wide Premium Finance Co., a Florida corporation (the "Company"); and LMI Acquisition Corporation, a Delaware corporation ("LMI").

         WHEREAS, the Sellers own in the aggregate one hundred percent (100%) of the issued and outstanding common stock of the Company (the "Shares");

         WHEREAS, the Company has since 1985 been engaged in the business of originating and servicing insurance premium finance contracts;

         WHEREAS, Sellers desire to sell the Shares and LMI desires to purchase the Shares upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Sale of Shares; Purchase Price.

            1.1 Sale of Shares. For and in consideration of the payment of the purchase price set forth below, at the Closing, Sellers shall sell, convey, transfer and assign to LMI, and LMI shall purchase, acquire and accept from Sellers, 500 shares of common stock of the Company which constitutes one hundred percent (100%) of the outstanding shares of common stock (the "Shares"). The Shares shall be free and clear of all claims, liens, charges and encumbrances. At the Closing, Sellers shall deliver the Shares as represented by the Company's stock certificates, properly endorsed for transfer by Sellers, along with an assignment separate from certificate executed by Sellers.

            1.2 Purchase Price. Subject to the terms and conditions of this Agreement, the purchase price paid by LMI for the Shares (the "Purchase Price") shall be as follows:

                (i) cash accounts, plus contract (premium finance accounts) receivables, plus down payment receivables, plus agents receivables, plus prepaid drafts, plus prepaid insurance, plus

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prepaid taxes, plus security deposits, plus miscellaneous receivables, minus notes payable to banks, minus unearned finance income, minus documentary stamp amounts, minus drafts in transit, minus amounts due to insureds, minus unearned origination fee income, minus accounts payable and accrued expenses, minus drafts payable, minus refunds payable, minus amounts payable to insurance agencies, minus withholding tax payable, minus accrued interest, minus all supplemental payables ("Net Value") as of the Closing Date; plus

                (ii) Two Hundred Thousand Dollars ($200,000); plus

                (iii) An amount equal to the outstanding balance on the credit facility provided by Capital Bank to the Company as of the Closing Date, which, by way of illustration and not limitation, was $513,398 as of March 31, 1995.

            For the purposes of determining "Net Value," the terms set forth in
Section 1.2 (i) shall have the meaning set forth on the balance sheet contained within the financial statements (or if no such financial statements have been prepared, on the Company's financial books and records of original entry) of the Company, as of the Closing Date. The determination of Net Value as set forth on
Schedule 1.2.1 hereto shall express the intent of the parties as to the calculation of the Purchase Price utilizing the Closing Date Balance Sheet (as hereinafter defined). For the purposes of determining "Net Value", the premium finance accounts receive shall be calculated without deduction for "allowance for credit losses."

            For the purposes of determining the Purchase Price, the amount which insurance agencies owe to the Company and "miscellaneous receivables" will be credited toward the Purchase Price; provided, however, that any such amount which are not collected and received by LMI within 60 days of the Closing Date, at LMI's election, shall be immediately remitted by Sellers to LMI in consideration for assignment of such receivables to Sellers. All bad debts in collection or bad debts as to which Sellers shall be otherwise responsible as of the Closing Date shall be assigned to Sellers; provided, however, that such bad debts to be assigned shall not have been included in the calculation of the Purchase Price. Seller shall reimburse LMI for those amounts owed by insurance companies to the Company which on the Closing Date are in excess of 120 days old; provided that Seller shall not be otherwise responsible for any amounts owed by insurance companies to the Company.

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

            The Purchase Price shall be paid to each Seller in accordance with
Schedule 1.2(a) to be attached hereto as of the Closing Date.

            1.2.1 Purchase Price Adjustment.For the purposes of payments of the Purchase Price to be made on the Closing Date, the parties will calculate Net Value utilizing the Company's balance sheet as of March 31, 1995 as set forth on
Schedule 1.2.1. The parties hereby agree that the Net Value is $1,159,228 and the aggregate Purchase Price for the purposes of Closing payments is $1,872,626. The Purchase Price will be finally determined based upon a Closing Date Balance Sheet (as hereinafter defined) and adjusted accordingly (the "Purchase Price Adjustment") in the same manner as set forth on Schedule 1.2.1.

            Within thirty (30) days after Closing, Sellers shall deliver a Closing Date Balance Sheet to LMI as of the close of business on the Closing Date prepared in accordance with generally accepted accounting principles (the "Closing Date Balance Sheet") and a Net Value based thereon. LMI shall have the right to audit the Closing Date Balance Sheet and shall have thirty (30) days from the date of receipt of the Closing Date Balance Sheet within which to notify Sellers of any objections to the Closing Date Balance Sheet or the Net Value. If LMI fails to notify Sellers of any such objections, the Net Value shall be deemed to have been finally determined. If LMI timely notifies Sellers of objections to the Closing Date Balance Sheet or the Net Value, LMI and the Sellers will endeavor to resolve such objections. If LMI and Sellers are unable to resolve such objections within fifteen (15) days, either party may submit the issue to arbitration under the rules of the American Arbitration Association, and any award thereunder shall be final and binding upon the parties in accordance with Section 9.2 hereof. The Parties will share the expense of such arbitration equally. Once the Net Value is finally determined, Sellers will promptly remit to LMI any overpayment if the parties determine that the Sellers were overpaid at Closing and LMI shall promptly pay to Sellers any increase if the parties determine that the Sellers were underpaid at Closing. Any downward adjustment in the Purchase Price shall be paid by Sellers in the first instance with the surrender of Preferred Stock at a rate of $3.00 per share. The portion of the Purchase Price escrowed at Closing in accordance with Section 1.3.1 shall be released pursuant to such Purchase Price Adjustment.

            1.3 Manner of Payment. The Purchase Price shall be paid as follows:

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                1.3.1 Series A Preferred Stock. $200,000 of the Purchase Price
shall be paid to the Sellers and $100,000 to Isaac Raijman by delivery at Closing of 83,333 shares of LMI's newly designated Series A $3.00 Preferred Stock ("Preferred Stock") to Seller and delivery into escrow of 16,667 shares of Preferred Stock to be released in accordance with the Purchase Price Adjustment. A summary of the terms of the Preferred Stock is attached hereto as Schedule 1.3.1(a). Such Preferred Stock shall be more fully described in the "Certificate of Designation" which shall be attached hereto and made a part hereof as
Schedule 1.3(b) as of the Closing.

                1.3.2 Immediately Available Funds. The balance of the Purchase Price shall be paid to the Sellers by delivery at Closing of cash, check, wire transfer or other immediately available funds to the following persons in the following order of priority:

                      (i) Pursuant to Section 1.2(iii) hereof, to Capital Bank an amount equal to the outstanding balance on the credit facility provided by Capital Bank to the Company as of the Closing Date as set forth on Schedule
1.3.2 to be attached hereto and made a part hereof as of the Closing Date.

                      (ii) To certain third party creditors identified on
Schedule 1.3.2(ii).

                      (iii) The balance of the Purchase Price to the Sellers in accordance with Schedule 1.2.

                At Closing, the deposit(s) paid by LMI to Sellers shall be credited against the Purchase Price. At Closing, LMI shall place the sum $40,000 into escrow pursuant to the terms of this Agreement with an escrow agent agreed upon by the parties ("Escrow Agent") to be disbursed in accordance with an upward adjustment to the Purchase Price, if any, pursuant to the Purchase Price Adjustment.

                1.3.3 Deposit(s). Within 5 business days after LMI obtains a written commitment to secure the financing referenced at Section 5.7 hereafter (the "Commitment"), LMI shall deposit into escrow pursuant to the terms of this Agreement with the Escrow Agent the sum of $25,000. These funds are to be retained in escrow in accordance with the terms of the Escrow Agreement attached hereto and made a part hereof as Exhibit 1.3.3. If the Closing shall not have occurred by June 15, 1995 for any reason other than as permitted in this Agreement, such deposit, with accrued interest, shall be retained by Sellers. If the Closing shall not have occurred by June 15, 1995 for reasons that are permitted in this Agreement then the deposit with accrued interest shall be returned to LMI. LMI may elect to extend the Closing Date until July 15, 1995 in consideration for the deposit into escrow of an additional sum of $25,000 on July 15, 1995. If the Closing Date is so extended, all deposits shall remain in escrow pursuant to this Section 1.3.3 and the Escrow Agreement. In the event that the Closing shall not have occurred by July 15, 1995, for any reason other than as permitted in this Agreement, the deposit with accrued interest shall be retained by Sellers. In the event that the Closing shall not have occurred by July 15, 1995 for any reason as permitted in this Agreement, the deposit with accrued interest shall be returned with interest to LMI.

         2. Closing. At 10:00 a.m. on June 15, 1995, unless extended by LMI as provided at Paragraph 1.3.3 above, the Closing of the sale and purchase of the Shares shall take place in the offices of Richard Waserstein at 913 Normandy Drive, Miami Beach, Florida or at such other place and time as the parties mutually agree (the "Closing" or "Closing Date").

         3. Representations and Warranties of Sellers. Sellers, intending to be obligated hereunder jointly and severally, hereby represent and warrant to LMI, intending for it to rely thereon, as follows:

            3.1 Title to Shares. Except as set forth on Schedule 3.1, each of Sellers own that number of the Shares shown on Schedule 3.1 beneficially and of record, free and clear of any lien, pledge, charge, encumbrance, covenant, restriction, option agreement or claim.

            3.2 Execution and Enforceability. This Agreement and the other agreements to which Sellers are a party pursuant hereto have been duly executed and delivered by, and constitute valid and binding obligations of Sellers enforceable against them in accordance with their respective terms.

            3.3 Due Authorization. The execution, delivery and performance by Sellers of this Agreement are within their full legal right, power and authority and do not contravene, permit the termination of or constitute a default (or an event which, with or without the giving of notice or the passage of time, or both, will constitute a default) under any agreement or other instrument binding upon them, excluding any contravention, termination or default which does not affect Sellers' ability to consummate the transactions contemplated by this Agreement and does not result in the creation or imposition of any lien, charge or encumbrance upon any of the Shares.

            3.4 Organization and Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida and has the corporate power to own its property and assets and to carry on its business as now being conducted. Copies of the Articles of Incorporation and By-laws of the Company as amended and currently in effect are attached as Schedule 3.4. The Company is qualified to do business in all jurisdictions in which the conduct of its business requires such qualification. There presently are no proceedings pending or threatened wherein any state has asserted that the Company's activities require it to qualify as a foreign corporation in such state.

            3.5 Capitalization. The capital stock of the Company consists solely of 500 shares of common stock, $100 par value, of which 500 shares are issued and outstanding. The Shares are validly issued, fully paid and nonassessable.

            3.6 No Options, Warrants, Rights, Etc. Except as set forth on
Schedule 3.6, there are no authorized or outstanding any options, warrants, agreements, calls, rights, plans or other commitments of any character providing for the issuance, delivery, purchase or sale of any shares of capital stock of the Company.

            3.7 Subsidiaries. The Company has no subsidiaries.

            3.8 Sufficiency of Assets. The Company owns or leases all of the properties and assets necessary for the conduct of its business.

            3.9 Financial Statements. Attached as Schedule 3.9 are copies of the audited financial statements of the Company for the past three years and unaudited financial statements for the interim period ending, March 31, 1995, in the aggregate (the "Financial Statements") including statements of income and retained earnings, statements of cash flow, balance sheets, supplemental schedules and footnotes, all of which, are true and correct, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and fairly present the results of its operations and condition of the Company for the periods indicated.

            3.10 No Undisclosed Liabilities. Except as set forth in Schedule 3.10, the Company has no liabilities or obligations accrued, absolute or contingent, except as disclosed in the Financial Statements of the Company as set forth in Schedule 3.9.

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

            3.11 Absence of Certain Changes. Except as disclosed in Schedule 3.11, since December 31, 1994, the Company has conducted and until the Closing Date will conduct, its business only in the ordinary course and has not and will not have:

                3.11.1 incurred any material adverse change in its financial condition, results of operations, business or property;

                3.11.2 incurred any obligation or liability affecting its operations or business except normal trade obligations and taxes incurred in the ordinary course of business and consistent with its prior practices;

                3.11.3 purchased, sold, assigned, transferred, mortgaged, pledged or subjected to any lien, charge, security interest or any other encumbrance or restriction any of its assets except in the ordinary course of its business (and except for any lien for unpaid property taxes not yet due);

                3.11.4 suffered any labor trouble, or any damage, destruction or loss which has materially adversely affected any of its assets or business;

                3.11.5 made, or obligated itself in any way to make, any increase in the compensation payable to any officer, director or employee, or incurred any further employment obligations or commitments;

                3.11.6 terminated, transferred or granted any rights under any leases, licenses, trademarks or trade names except in the ordinary course of business;

                3.11.7 made any changes in its capital stock or declared or paid any dividend or declared or made any distribution on, or authorized the creation or issuance of, or issued or otherwise effected any split-up or other reclassification or reorganization of any of its securities of any class, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding securities, or agreed to take any such action;

                3.11.8 issued or sold any Shares or any options, warrants, or other rights to purchase any Shares or any securities convertible into or exchangeable for Shares;

                3.11.9 incurred any indebtedness for borrowed money or issued or sold any debt securities; or

                3.11.10 forgiven or cancelled any debts or claims, or waived any rights.

            3.12 Material Changes. Except as disclosed in Schedule 3.12, no hidden fact or hidden condition exists or is contemplated or threatened other than existing market conditions, which might cause a material change in the assets, liabilities, financial condition or results of operations of the Company in the future. No representation or warranty is made with respect to the future impact of pending or future federal, state or local laws.

            3.13 Taxes. The Company has filed all income, sales, excise, corporate, franchise, property, payroll and other tax returns and reports which, as of the date hereof, it is required to file by the United States of America and any state or other political subdivision and has paid all taxes or assessments relating to the periods covered by such returns or reports, or resulting from any assessment, proposed deficiency, settlement or resettlement of such taxes, returns or reports. All such income, excise, corporate, franchise, property, payroll and other taxes properly chargeable with respect to the Company or its earnings as of the Closing will be properly accrued and provided for on the Company's internal financial statements as of the Closing Date. On the Closing Date, the Company will not have any liability for any such income, sales, excise, corporation, franchise, property, payroll or other taxes except as set forth upon Schedule 3.13. There are no present disputes or outstanding audits as to taxes of any nature payable by the Company.

            3.14 Leases. The Company is not a party, either as lessor or lessee, to any lease of any property except for the leases listed in Schedule 3.14 attached hereto. A copy of each such written lease or a description of any such oral lease has been delivered to LMI, and each is complete and correct. All such leases are in full force and effect and all rents or other amounts required to be paid by the Company under such leases, which have become due, have been paid. There exists no default under any such lease, and no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further condition would become a default under any such lease, and no waiver or indulgence has been granted by the lessor under any such lease.

            3.15 Personal Property. The Company has good and marketable title to all the inventory, fixtures, office equipment, raw material, machinery, equipment, leasehold improvements and all other personal property and assets reflected in the balance sheet included within the financial statements as of December 31, 1994, or thereafter acquired by it, free and clear of all claims, liens, charges and encumbrances except as set forth in Schedule 3.15. All such property and assets are in good working condition and have been operated and maintained in accordance with applicable manufacturer's manuals or guidelines.

            3.16 Intellectual Property rights and other Intangibles. Schedule
3.16 is a complete list of the "Intellectual Property Rights" and other intangibles of the Company owned, licensed or used by or registered in the name of the Company or other persons which are used in connection with the Company's business. For the purposes of this Agreement "Intellectual Property Rights" shall mean all patents, patents pending, trademarks, tradenames, service marks, logos, computer programs, software, practices, copyright registrations or applications, trade secrets, customer lists, know-how, data bases and any other proprietary rights and applications thereof. Except as listed in Schedule 3.16, there are no Intellectual Property rights owned, licensed or used by or registered in the name of the Company or other persons, which the Company owns or is licensed under such Intellectual Property Rights that Sellers or the Company believes are necessary to operate the business as now being operated and is not currently in receipt of any notice nor has it any knowledge of conflict with the asserted rights of others in such Intellectual Property Rights or similar property rights and no proceedings have been instituted which challenge any of the rights of the Company in respect thereto.

            3.17 Accounts and Notes Receivable. The accounts receivable and notes receivable of the Company reflected on the Financial Statements as of the Closing Date ("Accounts Receivable"), have been collected or are collectible at the aggregate recorded amounts thereof, including a bad debt reserve not to exceed in the aggregate thirty-five thousand dollars ($35,000), except to the extent that the collection thereof is affected by the insolvency or bankruptcy of the insurance companies underwriting such Finance Contracts. Sellers shall reimburse LMI for any Accounts Receivable which are not collected or collectible in the ordinary course without the institution of collection proceedings; provided that LMI shall be paid by Sellers in the first instance with the surrender of Preferred Stock at a rate of $3.00 per share.

            3.18 Insurance. The Company has currently in force policies of insurance of the types and in the amounts shown on Schedule 3.18.

            3.19 Contracts, Commitments, Etc. Schedule 3.19 is a list of all contracts relating to the Company's business. These contracts include, but are not limited to:

                3.19.1 all finance contracts and endorsements thereto ("Finance Contracts"). Sellers hereby represent as follows:

                      (i) The Company has good and marketable title to all Finance Contracts. There are no liens or encumbrances against any Finance Contract, except in favor of Capital Bank, which shall be removed on or before the Closing Date;

                      (ii) As to the Finance Contracts, all applicable federal and state laws, rules and regulations, as may exist from time to time, have been complied with in all respects, including as to the origination, financing, servicing, or sale or purchase of such Finance Contracts; and

                      (iii) The information reflected in the records of the Company is true, accurate, complete and current, including, without limitation, with respect to the customers and any endorsers, and the origination servicing and collection of each Finance Contract.

                3.19.2 all contracts, agreements, purchase commitments, licenses, undertakings or other arrangements affecting the Company's business, to which the Company is a party or by which it is bound.

         Except as disclosed in Schedule 3.19, the Company has no obligation, contingent or otherwise, under any contract, license, undertaking or other arrangement affecting its business. Except as disclosed on Schedule 3.19, the Company has no all collective bargaining agreements, employment agreements, consulting agreements, executive compensation plans or employee benefit plans relating to employee benefits with respect to which the Company has or may incur any future or contingent obligations, including, without limitation, all plans, agreements, arrangements, or policies relating to deferred compensation, pensions, profit sharing, retirement income or other benefits, stock purchase and stock option plans, bonuses, severance arrangements, health benefits, insurance benefits and all other employee benefits or fringe benefits, including any employee welfare benefit plans and employee pension benefit plans within the meaning of Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA").

         Sellers have delivered to LMI a copy of all written agreements or a description of all oral agreements which are listed in Schedule 3.19, except Finance Contracts. Each of the agreements listed on Schedule 3.19 is in full force and effect and is valid and binding in accordance with its terms upon the Company and, to the best of Sellers' knowledge, upon the other parties to said agreements.

            3.20 Absence of Defaults. The Company is not in payment or technical default under or in breach or violation, in any material respect, of the terms of its Articles of Incorporation, By-laws or any judgment, order, decree, mortgage, contract, license, agreement, deed of trust, indenture or other instrument to which it is a party or by which it is bound or to which its property is subject or any federal, state or local statute or regulation applicable to it. The execution and delivery of this Agreement do not, and the transactions contemplated hereby will not, violate any provisions of, or in a any manner adversely effect the rights of the Company or LMI, or result in the acceleration of any obligation, under the Company's Articles of Incorporation or By-laws or any mortgage, contract, license, agreement, or other instrument or order, arbitration award, judgment or decree to which the Company is a party or by which it is bound.

            3.21 Litigation. Except as disclosed in Schedule 3.21 attached hereto: (i) there is no material claim, legal action, administrative, arbitration or other proceeding, suit or governmental investigation pending, or, threatened, against the Company, (ii) the Company has not been charged with and, it is not in violation of, or in default with respect to, any order, law, rule or regulation of, or any report required to be filed with any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, (iii) the Sellers are not aware of any condition, occurrence, event or circumstance upon which any claim, legal action, administrative, arbitration or other proceeding, suit or governmental investigation adversely affecting the Company, might reasonably be predicated and (iv) there have never been any material product liability claims against the Company, there are none now and Sellers are aware of no circumstances that may give rise to such a claim.

            3.22 Compliance with Laws. Except as disclosed in Schedule 3.22, the Company has complied with all laws, regulations and orders and has obtained all governmental permits or licenses required by its business. No notice or warning from any governmental authority in respect of any failure or alleged failure by the Company to comply with any law, regulation or order has been received by the Company.

            3.23 Employees. Attached hereto as Schedule 3.23 is a list of all of the key employees of the Company which reflects his or her current salary and eligibility for bonus entitlements. Sellers have no information or facts indicating that any of the persons so listed intends to terminate his employment relationship with the Company. The Company is not liable for damages to any employee or former employee as a result of any violation of any state or federal laws directly or indirectly relating to such employee or former employee.

            3.24 Minute Books. The minute books of the Company contain complete and accurate records of any and all meetings of the directors and shareholders of the Company.

            3.25 Labor Relations. Attached hereto as Schedule 3.25 is a list of all unions which has any bargaining rights applicable to the Company's employees. There is no labor strike, dispute, slowdown or stoppage pending or threatened by any group of the Company's employees.

            3.26 Customers. Schedule 3.26 reflects a list of all customers who for periods reflected within the financial statements accounted for 10% or more of the Company's gross revenues. Since the dates of the financial statements, there has not been any material adverse change in the business relationship of the Company with any significant customer.

            3.27 Licenses and Permits. Schedule 3.27 lists all permits, licenses and other approvals and authorizations which are necessary to conduct the business of the Company. All such permits, licenses and other approvals are possessed or held by the Company and the Company is in compliance therewith.

            3.28 Real Estate. The Company does not own or lease any real property other than as set forth on Schedule 3.14.

            3.29 OSHA Violations; Workers' Compensation. The Company is not operating its business in violation of the Occupational Safety and Health Act of 1970, or the regulations promulgated thereunder. The Company is not, and will not become, liable for any retroactive workers' compensation insurance premiums relating to the period of time prior to the date of this Agreement in excess of the estimated premium plus One Thousand Dollars ($1,000). The Company is not operating its business in violation of any applicable state, federal or municipal laws, regulations or ordinances.

            3.30 Banking. Schedule 3.30 to this Agreement is a complete and accurate listing of each bank or other financial institution in which the Company has an account, deposit or safe deposit box, with the names of all persons authorized to draw upon these accounts or to have access to these boxes.

            3.31 Infringement of Intellectual Property Rights. Except as disclosed in Schedule 3.31, the operation of the Company's business does not violate any patent rights, copyrights, or other intellectual property rights of any third party.

            3.32 Environmental Matters. Except as set forth in Schedule 3.32, the Company is in compliance with all laws, rules and regulations relating to environmental protection and conservation (including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act and the Superfund Amendments and Reauthorization Act of 1986, as amended and all applicable state laws pertaining to the environment), and neither the Company nor Sellers have received any notification of any asserted present or past failure to so comply with such laws, rules or regulations.

            3.33 Powers of Attorney and Suretyships. Except as set forth on
Schedule 3.33, neither the Sellers nor the Company have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or have any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

            3.34 Accuracy and Completeness of Representations and Warranties. Neither this Agreement nor any exhibit or other instrument, document or material furnished to LMI pursuant to this Agreement (whether furnished before or after the execution of this Agreement up to and including the Closing Date) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. The Sellers know of no fact which materially adversely affects the present or future condition (material or otherwise) of the Company or any of its assets which has not been set forth in this

Agreement or in any schedule attached to this Agreement. The representations and warranties contained in Sections 3.1 through 3.34 of this Agreement shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date. Such representations and warranties have been made by Sellers with the knowledge and expectation that LMI is relying thereon. Each of the representations and warranties shall survive the Closing and the Closing Date and shall remain operative and in full force and effect for the time periods specified in Section 7 hereof regardless of any investigation at any time made by or on behalf of LMI and shall not be deemed merged in any document or instrument so executed and delivered by Sellers.

         4. Representations and Warranties of LMI. LMI hereby represents and warrants to Sellers as follows:

            4.1 Organization, Existence and Authorization. LMI is duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by LMI of this Agreement are within its corporate power and authority, have been duly authorized by all necessary corporate action and do not contravene, permit the termination of or constitute a default under its Articles of Incorporation or Bylaws, or of any agreement, judgment, injunction, order, decree or other instrument binding upon LMI or to which any of its assets are bound.

            4.2 Execution and Enforceability. This Agreement and the other agreements to which LMI is a party pursuant to this Agreement have been duly executed and delivered by, and constitute the valid and binding obligation of, LMI enforceable against it in accordance with their respective terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to or limiting creditors' rights generally.

         5. Conditions to Closing for the Benefit of LMI. The obligation of LMI pursuant to this Agreement shall be subject to the satisfaction, at or before the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by LMI):

            5.1 Representations and Warranties. The representations and warranties of the Sellers contained in Article 3 hereof shall be true and correct as of the Closing Date, and Sellers have complied with all other covenants required under this Agreement to be undertaken by them prior to the Closing Date.

Sellers shall deliver to LMI a certificate to such effect on the Closing Date.

            5.2 Material Adverse Change. Sellers shall deliver to LMI a certificate to the effect that, except as disclosed in any schedule delivered pursuant to Article 3 hereof, during the period from December 31, 1994 to the Closing Date, there shall not have been any material adverse change in the financial condition or results of operations or prospects of the Company; the Company shall not have sustained any material loss or damage to its property; there shall not have come to the attention of the Sellers or any officer of the Company any event which may materially adversely affect the business of the Company; the Company shall have carried on its business in the ordinary course; the Company shall not have entered into any contract, commitment or transaction other than in the ordinary course of business consistent with past practice; the Company shall not have sold or disposed of any capital assets; the Company has not created any indebtedness or other liability except as incurred in the ordinary course of business consistent with past practice or pursuant to existing contracts; the Company has not amended its Articles of Incorporation or Bylaws; the Company has maintained all present life insurance policies with respect to its key employees and all property insurance policies with respect to its assets and has not borrowed against any of such life insurance policies; the Company has used its best efforts to preserve its business and employment relationships, including with its insurers, customers, suppliers, employees and others having business relations with it; and the Company has not changed its present compensation or bonuses paid to its employees.

            5.3. Release. Sellers shall deliver to LMI a release satisfactory to LMI executed by Carlos C. Lopez-Aguiar favor of LMI and the Company, which shall be attached hereto at Closing as Schedule 5.3.

            5.4 No Restraints. No action or proceeding shall have been instituted or threatened prior to or at the Closing Date before any court or governmental body or authority pertaining to the acquisition by LMI of the Shares.

            5.5 Consents. All necessary agreements and consents of any third parties, including, but not limited to, governmental or other regulatory agreements, federal, state or municipal required in connection with the transfer of Shares to LMI shall have been obtained, including any approvals or consents of the Florida Department of Insurance and/or Special Finance Division of the State of Florida.

            5.6 Documentation. The form and substance of all opinions, certificates, instruments of transfer and all other documents shall be satisfactory in all reasonable respects to LMI's counsel.

            5.7 Financing. Concurrent with the Closing Date, LMI shall have secured and closed upon a debt facility of no less than $5,000,000 secured in whole or in part by the assets of the Company, on terms and conditions reasonably satisfactory to LMI.

            5.8 No Liabilities. Taking into account any payments pursuant to
Section 1.3.2(i) and (ii), all outstanding liabilities of the Company shall have been satisfied, paid and discharged on or before the Closing Date, including, but not limited to, all accounts payable, accrued business expenses, accrued interest and other liabilities or obligations reflected or not reflected on the Company's balance sheet contained within the financial statements as of the Closing Date.

            5.9 Employment Agreement. On or before the closing, LMI shall enter into a written employment agreement with Jeanette Waserstein acceptable to the parties.

         6. Conditions to Closing for the Benefit of Sellers. The obligations of Sellers pursuant to this Agreement shall be subject to the satisfaction, at or before the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by Sellers):

            6.1 Representations and Warranties. The representations and warranties of the Sellers contained in Article 4 hereof shall be true and correct as of the Closing Date and Sellers have complied with all other covenants required under this Agreement to be undertaken by them prior to the Closing Date. Sellers shall deliver to LMI a certificate to such effect on the Closing Date.

            6.2 Documentation. The form and substance of all opinions, certificates, instruments of transfer, and other documentation required to be delivered to Sellers shall be satisfactory in all reasonable respects to Sellers and their counsel.

            6.3 No Restraints. No action or proceeding shall have been instituted prior to or at the Closing Date before any court or other governmental body, or instituted or threatened by any public authority pertaining to the acquisition by LMI of the Shares to be transferred pursuant to this Agreement to LMI.

            6.4 Consents. All necessary agreements and consents of any third parties, including, but not limited to, governmental or other regulatory agreements, federal, state or municipal required in connection with the transfer of Shares to LMI shall have been obtained, including any approvals or consents of the Florida Department of Insurance and/or Special Finance Division of the State of Florida.

            6.5 Financing. Concurrent with the Closing Date, LMI shall have secured and closed upon a debt facility of no less than $5,000,000 secured in whole or in part by the assets of the Company, on terms and conditions reasonably satisfactory to LMI.

            6.6 Employment Agreement. On or before the closing, LMI shall enter into a written employment agreement with Jeanette Waserstein acceptable to the parties.

         7. Indemnification of LMI.

            7.1 Sellers shall, jointly and severally, defend, indemnify and hold harmless LMI from and against any and all claims, causes of action, losses, costs, damages, deficiencies or expenses (including reasonable attorneys' fees) (collectively "Damages") to LMI or the Company arising from or related to: (a) any and all misrepresentations or breaches of representations, warranties or covenants of Sellers set forth in this Agreement or in any exhibit or other instrument, document or material furnished to LMI pursuant to this Agreement (whether furnished before or after execution of this Agreement up to and including the Closing Date); (b) the litigation disclosed on Schedule 3.21; (c) any suit, claim, action, or breach of warranty, negligence, or strict tort asserted against the Company relating to or in connection with or arising out of an occurrence or condition existing or arising on or before the Closing Date;
(d) any amounts of tax, interest or penalties relating to the non-reporting or non-payment of any federal, state or local taxes; and (e) any suit, claim or action by any former stockholder of the Company as to the sale of his shares of the Company's stock to the Sellers.

            7.2 Sellers shall be liable for all Damages arising from or related to any claim of which LMI or the Company notifies Sellers during the following time periods:

                7.2.1 The applicable statute of limitations with respect to Damages arising from or related to (a) any misrepresentations or breach of warranties or representations set forth in
Section 3.13 relating to "Taxes", (with the exception of any Damages relating to any such breach arising from or related to any fraudulent act on the part of Sellers occurring on or before the Closing Date, it being understood that Sellers' liability hereunder for such Damages shall continue indefinitely);
Section 3.31 relating to "Infringement of Intellectual Property Rights,"; or clause (iv) of Section 3.21 relating to "Litigation," or (b) any product liability claim of breach of warranty, negligence or strict tort asserted against the Company relating to an occurrence arising on or before the Closing Date and

                7.2.2 Three (3) years from the Closing Date, with respect to Damages arising from or related to any misrepresentation or breach of any warranty, representation, or covenant set forth in this Agreement, except as otherwise provided in Section 7.2.1; and

                7.2.3 Without any limitation with respect to damages arising from or related to any defect in the title to the Shares conveyed hereunder by Sellers to LMI.

            7.3 The Company or LMI, as the case may be ("Indemnitee"), shall give written notice to the Sellers ("Indemnitors") promptly upon receipt by Indemnitee of any claim for which Indemnitees have a duty of indemnification under this Section 7. Indemnitee shall control the defense or settlement of such claim or any litigation arising therefrom, and the Indemnitors may elect, at their expense, to participate therein. In any event, upon the reasonable request of the party controlling such defense, the other party shall cooperate with said controlling party in the preparation of such defense.

            7.4 LMI or the Company, as the case may be, at its option, may utilize the right of set-off against any amounts due to the Sellers, under this Agreement, with respect to any claim for indemnification it has under this
Article 7 against the Sellers.

         8. Additional Agreements.

            The parties agree to the following matters:

            8.1 Registration of Shares. LMI shall file a registration statement (the "Registration Statement") with the Securities and Exchange Commission the purpose of which is to register certain of the outstanding shares of LMI under the Securities Act of 1933, as amended (the "Act") at such time as the

Company's Board of Directors, upon the advice of its investment bankers, auditors or other consultants, deems such filing to be in the best interests of the Company. LMI shall pay the expenses of preparing and filing such Registration Statement.

            8.2 Restrictive Covenant. Notwithstanding Section 8.1 above, Jeanette Waserstein hereby agrees that she will not sell, convey, furnish, assign or dispose of securities of LMI prior to the earlier of (i) the two year anniversary of the effective date of such Registration Statement, if any, or
(ii) the 42 month anniversary of the date of issuance of such securities. Ms. Waserstein hereby agrees to have a restrictive legend placed on such securities to such effect.

            8.3 Liquidated Damages. The retention of the deposit(s) by Sellers pursuant to Section 1.3.3 hereof shall be Sellers' only remedy against LMI or its agents, officers, directors or affiliates as liquidated damages and LMI shall have no other obligations with respect to Sellers. Notwithstanding the foregoing, the parties shall have the right to seek injunctive relief in connection with a breach of Section 8.5 hereof.

            8.4 Exclusivity. Sellers individually and collectively, agree that they will not negotiate with or enter into any agreement with, any other party for the combination, reorganization, merger, acquisition or sale of the Shares, the Company or the assets of the Company. During the term of this Agreement, Sellers further represent and warrant that neither they nor the Company is party to such an agreement.

            8.5 Confidentiality. LMI and the Company and the Sellers have furnished to each other data, financial statements, records, reports and other information, regarding their respective businesses which is either non-public, confidential or propriety in nature (collectively, "Information"). LMI and Sellers each agree that all Information furnished is provided in reliance upon each party's express representation that such Information will be used only for the purpose of evaluating a possible merger or other combination of their businesses and for no other purpose. Each party agrees to maintain and hold all Information received by it in trust and as strictly confidential. Each party agrees that it will not, under any circumstances, allow or permit any such Information to be disclosed to or to come into the possession of any third party other than their respective attorneys or accountants, except as may be required by federal or state securities laws.

            8.6 Access. Prior to the Closing Date, the Sellers agree to provide LMI and its representatives with reasonable access to the records and facilities of the Company for the purpose of conducting further due diligence and to further provide such additional assistance to LMI in connection with its due diligence as it shall reasonably require.

            8.7 Securities to be issued to the Sellers. The shares of common stock issuable upon conversion of the Preferred Stock, will, when issued and delivered in accordance with the terms and conditions of this Agreement and the Preferred Stock be validly issued, fully paid and non-assessable. The Sellers have acknowledged and agreed (a) that they have such knowledge and experience in financial and business matters that they are capable of obtaining and utilizing the information necessary to evaluate the risk of investing in the Preferred Stock and the common stock issuable upon conversion of such Preferred Stock; (b) that they have been advised that such shares of common stock to be issued to them upon conversion of the Preferred Stock will not be registered under the Act, and accordingly, subject to the registration of such shares pursuant to
Section 8.1 hereof, they may not be able to sell or otherwise dispose of such shares when they wish to do so; (c) that the shares of common stock so issued are being acquired by or for their own benefit and account for investment and not with a view to or for resale with a public offering or distribution thereof;
(d) that the shares of common stock so issued will not be resold (i) without registration thereof under the Act (unless in the opinion of counsel to the holder thereof, an exemption from such registration is available), or (ii) in violation of any law; (e) that the certificate or certificates representing the shares to be so issued will be imprinted with a restrictive legend; and (f) that LMI is hereby authorized to notify its transfer agent of the status of such shares and to take such other action including, but not limited to, placing of a "stop transfer" order on the transfer agent's books and records to insure compliance with the Act.

            8.8 No Guaranty of Obligations. It is hereby agreed by the parties that Jeanette Waserstein shall not be required by the Company or LMI to become personally obligated as guarantor or otherwise in connection with any promissory notes, guarantees or other third party financing obligations incurred by LMI or the Company after the Closing Date.

            8.9 Delivery of Exhibits and Schedules. The parties hereto acknowledge that certain exhibits and schedules to this Agreement must be prepared and delivered. Such exhibits and schedules shall be delivered within five (5) business days after the date of this Agreement. This Agreement may be terminated by either party in the event that either party does not receive the exhibits and schedules to be delivered to such party which are satisfactory to such party within such five
(5) business days after the date of this Agreement.

         9. Miscellaneous.

            9.1 Further Assurances. Each of the parties will, at the request of any other party from time to time, execute and deliver such further instruments and will take such other action reasonably required to consummate the transactions contemplated by this Agreement.

            9.2 Arbitration. If a dispute arises as to interpretation of this Agreement, it shall be decided finally by three arbitrators in an arbitration proceeding conforming to the Rules of the American Arbitration Association applicable to commercial arbitration. The arbitrators shall be appointed as follows: one by the Sellers, one by the LMI and the third by the said two arbitrators, or, if they cannot agree, then the third arbitrator shall be appointed by the American Arbitration Association. The third arbitrator shall be chairman of the panel and shall be impartial. The arbitration shall take place in Philadelphia, Pennsylvania. The decision of a majority of the Arbitrators shall be conclusively binding upon the parties and final, and such decision shall be enforceable as a judgment in any court of competent jurisdiction. Each party shall pay the fees and expenses of the arbitrator appointed by it, its counsel and its witnesses. The parties shall share equally the fees and expenses of the impartial arbitrator.

            9.3 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of Delaware.

            9.4 Assignment. This Agreement shall not be assignable by any party without the prior written approval of the other parties, provided that LMI may assign this Agreement to an affiliate. To the extent assignable, this Agreement shall be binding upon, and inure to the benefit of, the LMI and Sellers and their respective successors, heirs, executors, administrators and assigns.

            9.5 Headings for Reference Only. The section and paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to modify or limit the provisions of this Agreement.

            9.6 Notices. Any notice, communication, demand or other writing (a "notice") required or permitted to be given, made or accepted by any party to this Agreement shall be given by personal delivery (including overnight delivery by a nationally recognized overnight carrier) or by depositing the same in the United States mail, properly addressed, postage prepaid and registered or certified with return receipt requested. A notice given by personal delivery shall be effective upon delivery and a notice given by registered or certified mail shall be deemed effective on the second day after such deposit. For purposes of notice, the addresses of the parties shall be, until changed by a notice given in accordance herewith, as follows:

                           If to Sellers:




                           If to LMI:

                           LMI Acquisition Corp.
                           401 City Avenue, Suite 725
                           Bala Cynwyd, PA  19004-1122
                           Attention:  Mr. Leonard Linsker

                           With copies to:

                           Stephen M. Cohen, Esquire
                           Clark, Ladner, Fortenbaugh & Young
                           2005 Market Street, 22nd Floor
                           Philadelphia, PA  19103

            9.7 Entire Agreement and Amendment. This Agreement states the entire agreement reached between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior or contemporaneous agreements, understandings, representations and warranties between the parties, and may not be amended except by written instrument executed by the parties hereto.

            9.8 Survival of Representations and Warranties. The parties hereto acknowledge and agree that as of the Closing Date they shall not be deemed to have made any representations and warranties other than as set forth in this Agreement and the documents delivered in connection herewith or pursuant hereto. The representations and warranties made in this Agreement and in any certificate, exhibit or document delivered in connection therewith shall survive the Closing Date, but each of the representations and warranties of each party shall expire simultaneously with the expiration of the duty of indemnification relating to each such warranty and representation, as set forth in Section 7. Notwithstanding the foregoing, the covenant set forth in
Section 8.2 shall survive the Closing and thereafter.

            9.9 Expenses. LMI and Sellers will each pay all of its or their own legal and other expenses incurred in the preparation of this Agreement and the performance of the terms and conditions hereof.

            9.10 Brokerage Fees. Sellers represent and warrant that neither of them has engaged any broker or finder in connection with the transactions contemplated in this Agreement. LMI agrees to be responsible for all investment banking, brokerage or finders' fees arranged for and incurred by it in connection with the transactions contemplated in this Agreement.

            9.11 Severability of Invalid Provision. If any one or more covenants or agreements provided in this Agreement should be contrary to law, then such covenant or covenants, agreement or agreements shall be null and void and shall in no way affect the validity of the other provisions of this Agreement.

            9.12 Waiver. Waiver by Sellers or LMI of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute a continuing waiver of, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

            9.13 Non-Exclusivity. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and shall be in addition to any and all other rights, remedies, powers and privileges granted by law, rule, regulation or instrument, provided that any action for damages for breach of contract, warranty, representations or covenants shall be subject to the time limitations and the limitations on amount of Damages set forth in Sections 7 with respect to the duties of indemnification.

            9.14 Counterparts. This Agreement may be executed in one or more counterparts, and shall become effective when one or more counterparts have been signed by each of the parties.

         IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the parties hereto on the day and year first above written.

                                             SELLERS



                                             By: /s/ Jeanette Waserstein
                                                 ---------------------------
                                                      Jeanette Waserstein



By:      _____________________
         Isaac Raijman


                                             LMI ACQUISITION CORPORATION



                                             By:    /s/ Leonard Linsker
                                                    ---------------------------
                                                    Name:  Leonard Linsker
                                                    Title: President

                                 SCHEDULE 1.2.1

                            CALCULATION OF NET VALUE


Assets

Cash                                                                   $21,811
Contract Receivables                                                $1,796,888
Down Payment Receivables                                               $15,789
Agents Receivable                                                       $9,646
Prepaid Drafts                                                         $76,929
Prepaid Insurance                                                       $2,549
Prepaid Taxes                                                           $4,047
Security Deposits                                                       $1,540
Miscellaneous Receivables                                                 $983
                                                                    ----------
Total Assets                                                        $1,930,182

Liabilities

Accounts payable                                                        $1,500
Documentary Stamps                                                      $1,748
Drafts Payable                                                         $69,603
Drafts in Transit                                                           $0
Due to Insured                                                              $0
Supplemental Payable                                                   $12,127
Payable to Banks                                                      $513,398
Withholding Taxes Payable                                                   $0
Accrued Interest                                                        $3,928
Unearned Finance Income                                               $110,184
Unearned Origination Fee                                               $58,466
                                                                      --------

Total Liabilities                                                     $770,954


         "Net Value" = Total Assets - Total Liabilities             $1,159,228

                                SCHEDULE 1.3.1(a)

                   PRINCIPAL TERMS OF SERIES A PREFERRED STOCK



         o Dividends - 10% payable in cash on an annual basis, based upon a liquidation value of $3.00 per share.

         o Voting Rights - The holders of the Series A Preferred Stock shall have no voting rights.

         o Liquidation - The holders of the Series A Preferred Stock are entitled to a liquidation preference of $3.00 per share upon liquidation of LMI.

         o Rights of Conversion - Following issuance of the Series A Preferred Stock, the holders thereof may convert such shares into shares of the Company's common stock at a conversion rate of one share of common stock converted for each share of preferred stock converted. The outstanding shares of Series A Preferred Stock shall automatically convert into shares of the Company's common stock at the above conversion rate concurrently with the effective date of the Company's Registration Statement (as defined in Section 8.1 hereof), if any, filed with the Securities and Exchange Commission for the purposes of registering the outstanding shares of the Company's common stock.